Exhibit 99.1
Keros Therapeutics to Present at the Morgan Stanley 20th Annual Global Healthcare Conference

LEXINGTON, Mass., Sept. 06, 2022 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary, and musculoskeletal disorders with high unmet medical need, today announced that Jasbir S. Seehra, Ph.D, President and Chief Executive Officer, and Keith Regnante, Chief Financial Officer, will participate in a fireside chat presentation at the Morgan Stanley 20th Annual Global Healthcare Conference on Monday, September 12, 2022 at 3:40 pm Eastern time.

A live audio webcast of the fireside chat presentation will be available at https://event.webcasts.com/starthere.jsp?ei=1566890&tp_key=ccabae4d4a&tp_special=8 and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.
Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance. Keros’ third product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta.

Investor Contact:
Deepankar Roy
droy@kerostx.com
213-268-1878